Exhibit 99.1

150 Field Drive
Suite 195
Lake Forest, IL 60045
(847) 295-8678
Fax (847) 295-8854

CONTACT:
Larry Kenyon, Chief Financial Officer	Paul Arndt, Corporate Communications Manager
lkenyon@neophrm.com	parndt@neophrm.com
847-295-8678 x 210	847-295-8678 x 215

Investors:	Media:
Janet Dally, President	Kristin Fayer
MontRidge, LLC	Outlook Marketing
203-894-8038	847-509-3099

NEOPHARM, INC. ANNOUNCES CLOSING OF EQUITY OFFERING

LAKE FOREST, Illinois – January 27, 2004 — NeoPharm, Inc. (Nasdaq/NM:NEOL) today announced the completion of the sale of 4,312,500 shares of common stock at a public offering price of $18.25 per share.  This amount includes the exercise of the underwriters’ option to purchase 562,500 shares to cover over-allotments.  All of the shares were offered by the Company.  The net proceeds from the offering to the Company, after underwriting discounts and commissions and estimated expenses, were approximately $73.5 million.  UBS Securities LLC acted as the sole book-running manager of this offering. Robert W. Baird & Co. Incorporated, First Albany Capital Inc., and JMP Securities LLC, acted as co-managers.

These securities may not be sold nor may offers to buy be accepted prior to delivery of a prospectus meeting the requirements of the Securities Act of 1933, as amended.  This news release shall not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful prior to any registration or qualification under the securities laws of any such state.

The offering was made from a prospectus supplement dated January 22, 2004 and the accompanying prospectus dated December 17, 2003, which can be obtained from the Prospectus Department of UBS Securities LLC, ECMG Syndicate, 299 Park Avenue, New York, NY 10171.

About NeoPharm

NeoPharm, Inc., based in Lake Forest, IL, is a publicly traded biopharmaceutical company dedicated to the research, discovery and commercialization of new and innovative cancer drugs for therapeutic applications. The Company has a broad portfolio of compounds in various stages of development.

Forward Looking Statements - This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company has tried to identify such forward-looking statements by use of such words as “expects,” “intends,” “hopes,” “anticipates,” “believes,” “could,” “may,” “evidences” and “estimates,” and other similar expressions, but these words are not the exclusive means of identifying such statements. Such statements include, but are not limited to, any statements relating to the Company’s drug development program and any other statements that are not historical facts including, but not limited to, the risk factors detailed from time to time in filings the Company makes with the Securities and Exchange Commission including our annual reports on Form 10-K and our quarterly reports on Forms 10-Q. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release. Accordingly, you should not rely on these forward-looking statements as a prediction of actual future results.